EXHIBIT 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

STRATOS INTERNATIONAL, INC.

     Stratos International, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     1. The name of the corporation is Stratos International, Inc. The corporation was originally incorporated under the name “Stratos Lightwave, Inc.”, and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on April 12, 2000.

     2. Pursuant to Section 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and integrates and does not further amend the provisions of the Certificate of Incorporation of the corporation as heretofore amended or supplemented, and there is no discrepancy between the provisions of this Restated Certificate of Incorporation and the provisions of the Certificate of Incorporation of the corporation as heretofore amended or supplemented.

     3. The text of the Certificate of Incorporation of the corporation, as heretofore amended or supplemented, is hereby restated to read in its entirety as follows:

ARTICLE I

     The name of the corporation is Stratos International, Inc. (hereinafter referred to as the “Corporation”).

ARTICLE II

     The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, 19801, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at that address is The Corporation Trust Company.

ARTICLE III

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE IV

     A. The total number of shares of capital stock which the Corporation shall have authority to issue is 105,000,000, consisting of 100,000,000 shares of common stock par value $0.01 per share (the “Common Stock”), and 5,000,000 shares of preferred stock par value $0.01 per share (the “Preferred Stock”).

     B. The board of directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the 3 shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

     C. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock).

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
CERTIFICATE OF DESIGNATION

     Section 1. Designation and Amount. The shares of this series shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be 100,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

     Section 2. Dividends and Distributions.

     (A) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any other stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend

Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount (if any) per share (rounded to the nearest cent), subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock, par value $0.01 per share (the “Common Stock”), of the Corporation or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time after June 8, 2005, declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     (B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

     (C) Dividends due pursuant to paragraph (A) of this Section shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

     Section 3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

     (A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after June 8, 2005, declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     (B) Except as otherwise provided in the Restated Certificate of Incorporation, including any other Certificate of Designations creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

     (C) Except as set forth herein, or as otherwise required by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

     Section 4. Certain Restrictions.

     (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (as to dividends and upon dissolution, liquidation or winding up) to the Series A Preferred Stock.

     (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

     Section 5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein or in the Restated Certificate of Incorporation, including any Certificate of Designations creating a series of Preferred Stock or any similar stock, or as otherwise required by law.

     Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock plus an amount equal to any accrued and unpaid dividends. In the event the Corporation shall at any time after June 8, 2005, declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after June 8, 2005, declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     Section 8. Amendment. The Restated Certificate of Incorporation shall not be amended in any manner, including in a merger or consolidation, which would alter, change, or repeal the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

     Section 9. Rank. The Series A Preferred Stock shall rank, with respect to the payment of dividends and upon liquidation, dissolution and winding up, junior to all series of Preferred Stock.

SERIES B PREFERRED STOCK
CERTIFICATE OF DESIGNATION

     (1) Designation, Par Value and Number. 50,000 shares of authorized Series B Preferred Stock of the Corporation are hereby constituted as a series of preferred stock, having a par value of $0.01 per share (the “Series B Preferred”). In accordance with the terms hereof, each share of Series B Preferred shall have the same relative rights as and be identical in all respects with each other share of Series B Preferred.

     (2) Dividends.

     a. General. Only when and as declared by the Board and to the extent permitted under the Delaware General Corporation Law, the Corporation shall pay cumulative dividends in cash to the holders of the Series B Preferred as provided in this Section 2.

     b. Dividend Rate. The annual “Dividend Rate” per share of Series B Preferred shall be equal to (i) the then-applicable annual Dividend Percentage multiplied by (ii) the Initial Series B Liquidation Value plus the amount of accrued but unpaid dividends with respect to such share of Series B Preferred. Dividends on each share of Series B Preferred shall be calculated for actual days elapsed on the basis of a 360-day year. Dividends shall accrue on a daily basis and be cumulative with respect to each share of Series B Preferred from the Series B Original Issuance Date to the date immediately preceding the first to occur of (x) the date of the consummation of any Liquidity Event, (y) the date on which the Corporation pays the Optional Special Dividend pursuant to Section 2(e) or (z) the Redemption Date of such share of Series B Preferred (the “Dividend Termination Date”).

The holder of each share of Series B Preferred as of each applicable record date determined in accordance with Section 2(c) shall be entitled to receive cash dividends, when and as declared by the Board, in an amount equal to the then-applicable Dividend Rate per share, payable on the 15th day of January, April, July and October of each year occurring following the Series B Original Issuance Date until the Dividend Termination Date (each, a “Dividend Payment Date”). If any payment of dividends shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day.

     c. Record Date. Each dividend on shares of Series B Preferred shall be paid to the holders of record thereof as they appear on the stock register of the Corporation at the close of business on the applicable record date, which shall be the last day of the month immediately preceding the month in which the dividend payment date of such dividend occurs; provided that, no dividend shall be paid on shares of Series B Preferred redeemed on a redemption date which is between a dividend payment record date and the corresponding dividend payment date. The Optional Special Dividend and dividends on account of arrears of any past dividend periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not exceeding 30 days preceding the payment date thereof, as may be fixed by the Board.

     d. Other Dividends and Redemptions. Unless the Corporation shall have obtained the consent or affirmative vote of the holders of 75% of the outstanding shares of Series B Preferred or unless all accrued and unpaid dividends on the shares of Series B Preferred shall have been paid or set aside for payment, (i) no dividends – in cash, stock or other property – may be paid or declared and set aside for payment or any other distribution made upon Junior Securities (other than dividends or distributions in Junior Securities); and (ii) no Junior Securities may be (A) redeemed or (B) purchased or otherwise acquired for any consideration by the Corporation except in connection with benefit plans, option plans or other employee agreements. Except with respect to the payment of dividends on accrued and unpaid dividends pursuant to Section 2(b), and except as provided in Section 7(b), no interest, or sum of money in lieu of interest, shall be payable with respect to any dividend payments on the shares of Series B Preferred which may be in arrears.

     e. Optional Special Dividend. The Corporation may, in its sole discretion and at any time following the fifth anniversary of the Series B Original Issuance Date, declare and pay a special dividend (the “Optional Special Dividend”) equal to $100 (subject to equitable adjustments to reflect stock splits, stock dividends, stock combinations, recapitalizations and like occurrences) on each then issued and outstanding share of Series B Preferred plus the amount of all accrued but unpaid dividends on such share of Series B Preferred.

     f. Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the shares of Series B Preferred, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on the shares of Series B Preferred held by each such holder.

     g. Determination of Accrued but Unpaid Dividends. For purposes of this Certificate of Designation, accrued dividends on shares of Series B Preferred shall be deemed unpaid as of any determination date only if they have become accrued on the Dividend Payment Date immediately preceding such determination date and remain unpaid on such determination date.

     (3) Voting Rights. Each holder of outstanding shares of Series B Preferred shall be entitled to the number of votes equal to the number of such shares held by such holder as of the record date at each meeting of stockholders of the Corporation with respect to all matters presented to the stockholders of the Corporation for their action. Except as provided in Section 2(d) or Section 8, holders of shares of Series B Preferred and of any other outstanding series of stock shall vote together with the holders of shares of Common Stock as a single class.

     (4) Liquidation, Dissolution, etc.

     a. Liquidity Event. Promptly after the consummation of any Liquidity Event, each holder of shares of Series B Preferred shall be entitled to receive from the assets of the Corporation legally available for distribution to its stockholders, prior to and in preference to any distribution or payment made (or any setting apart of any distribution or payment to be made) upon any Junior Securities, an amount equal to the Adjusted Series B Liquidation Value plus all then accrued and unpaid dividends with respect to each share of Series B Preferred held by such holder. If upon any Liquidity Event the Corporation’s assets legally available to be distributed to its stockholders are insufficient to permit payment to the holders of the shares of Series B Preferred of the aggregate amount to which they are entitled to be paid under this Section 4(a), then the entire assets legally available for distribution to the Corporation’s stockholders shall be distributed pro rata among the holders of the shares of Series B Preferred based upon the Adjusted Series B Liquidation Value plus all then accrued and unpaid dividends (the “Liquidity Price”) of the shares of Series B Preferred held by each such holder.

     b. Status of Stock. Upon the consummation of any Liquidity Event, shares of Series B Preferred shall be deemed to cease to be outstanding and all rights of any Person other than the Corporation in such stock shall be automatically extinguished (including all rights to receive future dividends with respect to such stock or any distribution of assets by the Corporation) except for the right to receive the Liquidity Price, without interest, for such stock in accordance with the provisions of this Section 4 and Section 6, subject to applicable escheat laws.

     (5) Redemptions.

     a. Redemptions. No later than 60 days following the occurrence of a Redemption Event, the Corporation shall redeem each then issued and outstanding share of Series B Preferred for a redemption price equal to the Adjusted Series B Liquidation

Value plus all dividends then accrued and unpaid with respect to such share (for the purposes of this Section 5, the “Redemption Price”). In addition, at any time following the fifth anniversary of the Series B Original Issuance Date, the Corporation may elect to redeem any or all of the then issued and outstanding shares of Series B Preferred for the Optional Redemption Price. Any such redemption shall be subject to and in accordance with the provisions of this Section 5.

     b. Redemption Notice. Notice of any redemption of shares of Series B Preferred shall be mailed by means of first class mail, postage paid, addressed to the holders of record of the shares of Series B Preferred to be redeemed, at their respective addresses then appearing on the books of the Corporation or such other address as the Corporation shall deem reasonable, at least ten (10) but not more than sixty (60) days prior to the date fixed for such redemption (herein referred to as the “Redemption Date”). Each such notice shall specify (i) the Redemption Date, (ii) the Redemption Price or Optional Redemption Price, as the case may be, and (iii) the place for payment and for delivering the stock certificate(s) and transfer instrument(s) in order to collect the Redemption Price. Any notice mailed in such manner shall be conclusively deemed to have been duly given whether or not such notice is in fact received.

     c. Insufficient Funds. If the funds of the Corporation legally available for redemption of shares of Series B Preferred on any Redemption Date are insufficient to redeem the total number of shares of Series B Preferred to be redeemed on such date under this Section 5, those funds which are legally available will be used to redeem the maximum possible number of such shares of Series B Preferred ratably on the basis of the number of shares of Series B Preferred which would be redeemed on such date if the funds of the Corporation legally available therefor had been sufficient to redeem all shares of Series B Preferred required or eligible to be redeemed on such date. At any time thereafter when additional funds of the Corporation become legally available for the redemption of shares of Series B Preferred, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem, to the extent of the available funds, the balance of the shares which the Corporation theretofore was obligated to redeem.

     d. Status of Stock. At the close of business on the Redemption Date for any shares of Series B Preferred, such stock shall be deemed to cease to be outstanding and all rights of any Person other than the Corporation in such stock shall be extinguished (including all rights to receive future dividends with respect to such stock) except for the right to receive the Redemption Price, without interest, for such stock in accordance with the provisions of this Section 5 and Section 6, subject to applicable escheat laws.

     e. Corporation Purchases. The Corporation shall have the right to purchase shares of Series B Preferred in the public market or in private transactions at such prices as may from time to time be available for such shares and shall have the right at any time to acquire any shares of Series B Preferred from the owner of such shares on such term as may be agreeable to such owner. Series B Preferred may be acquired by the Corporation from any stockholder pursuant to this Section 5(e) without offering any other stockholder an equal opportunity to sell his, her or its stock to the Corporation, and no purchase by the Corporation from any stockholder pursuant to this Section 5(e) shall be deemed to create any right on the part of any other stockholder to sell any Series B Preferred or any other stock to the Corporation. The rights of the Corporation under this Section 5(e) are in addition to its redemption rights under Section 5(a).

     (6) Payments. Any payment which may be owed for the payment of the Redemption Price for any Series B Preferred pursuant to Section 5 or the payment of any Liquidity Price distributable with respect to any Series B Preferred under Section 4 shall be deemed to have been “paid or properly provided for” on the date upon which a check payable to the Person entitled to receive such payment shall be delivered to such Person or mailed to such Person at either the address of such Person then appearing on the books of the Corporation or such other address as the Corporation shall deem reasonable. The Corporation shall not be obligated to make any such payment on any share of Series B Preferred until the holder of such share shall cause to be delivered to the Corporation (i) the certificate(s) representing such Series B Preferred and (ii) transfer instrument(s) reasonably satisfactory to the Corporation to transfer such Series B Preferred to the Corporation free of any adverse interest.

     (7) Events of Noncompliance.

     a. Definition. An “Event of Noncompliance” shall be deemed to have occurred if the Corporation shall fail to pay dividends to the holders of the Series B Preferred in accordance with Section 2.

     b. Consequences of Events of Noncompliance. Commencing on the date of an Event of Noncompliance and for so long as any such Event of Noncompliance continues with respect to any Series B Preferred, the Dividend Percentage then in effect shall increase by one half of one percent (0.5%) per quarter; provided, however, that in no event will the increase in the then-applicable Dividend Percentage due to the occurrence and continuation of any Event of Noncompliance exceed by more than five percent (5%) the Dividend Percentage otherwise provided for in Section 2(b) hereof.

     (8) Amendments Requiring Consent. The Corporation shall not, without the consent or affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Series B Preferred, (a) amend any terms of the Series B Preferred or (b) consummate or agree to consummate any merger, reorganization, consolidation or similar transaction in which the Corporation is a party, or any reclassification of outstanding securities, which, in the case of clause (a) or (b) above, would have a material adverse effect on the dividend, liquidation or redemption rights of the Series B Preferred; provided, that the Corporation shall not, without the consent or affirmative vote of the holders of at least ninety percent (90%) of the outstanding shares of Series B Preferred, amend any terms of the Series B Preferred governing dividends or payments to the Series B Preferred upon a Liquidity Event; provided, further, that no such consent or vote shall be required in the event any of the foregoing is in connection with a Change in Ownership.

     (9) General.

     a. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series B Preferred, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the shares of Series B Preferred represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

     b. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by mail, postage prepaid, by reputable overnight courier service, charges prepaid or by personal delivery, and shall be deemed to have been given (i) three (3) Business Days after being mailed, (ii) one (1) Business Day after being deposited with such an overnight courier service, and (iii) upon delivery, if by personal delivery, if mailed or delivered (A) to the Corporation, at its principal executive offices, or (B) to any stockholder, at such holder’s address as it appears on the books of the Corporation or such other address as the Corporation shall deem reasonable.

     (10) Definitions.

     “Adjusted Series B Liquidation Value” means the Initial Series B Liquidation Value, subject to adjustment upon the occurrence of a Redemption Event or a Change in Ownership, as the case may be, according to the following terms: (x) (i) if, on the last day immediately preceding the occurrence of a Redemption Event or a Change in Ownership, the Market Price of the Common Stock is $7.00 or less per share, there shall be no adjustment to the Initial Series B Liquidation Value, (ii) if, on the last day immediately preceding the occurrence of a Redemption Event or the Change in Ownership, the Market Price of the Common Stock is greater than $7.00 and less than $12.00 per share, the Initial Series B Liquidation Value shall increase straight-line, such that the Initial Series B Liquidation Value shall be increased by $25.00 for every whole dollar by which the Market Price of the Common Stock exceeds $7.00 and (iii) if on the last day immediately preceding the occurrence of a Redemption Event or the Change in Ownership, the Market Price of the Common Stock is $12.00 or more per share, the Initial Series B Liquidation shall be increased by $125; and (y) after giving effect to the adjustments to the Initial Series B Liquidation Value provided for in clause (x) immediately above, the resulting dollar amount per share shall be reduced by $100 if an Optional Special Dividend shall have been declared. All dollar amounts set forth above shall be subject to equitable adjustment to reflect stock splits, stock dividends, stock combinations, recapitalizations and like occurrences with respect to shares of the Common Stock and the Series B Preferred occurring after the Series B Original Issuance Date.

     “Board” means the Board of Directors of the Corporation.

     “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in Chicago, Illinois or New York City are authorized or obligated by law or executive order to close.

     “Change in Ownership” means (i) any sale or transfer of all or substantially all of the assets of the Corporation in any transaction or series of transactions and (ii) any merger, reorganization or consolidation to which the Corporation is a party, except if and after giving effect to such merger, reorganization or consolidation the holders of the Corporation’s outstanding capital stock immediately prior to such merger, reorganization or consolidation shall continue to own the Corporation’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Board.

     “Common Stock” means the Corporation’s Common Stock, $0.01 par value per share.

     “Corporation” means Stratos International, Inc., a Delaware corporation.

     “Dividend Payment Date” has the meaning given such term in Section 2(b).

     “Dividend Percentage” means seven percent (7%); provided, that such Dividend Percentage shall be subject to increase pursuant to Section 7(b) hereof.

     “Dividend Rate” has the meaning given such term in Section 2(b).

     “Dividend Termination Date” has the meaning given such term in Section 2(b).

     “Equity Market Capitalization” means as of any day the Market Price multiplied by (x) the number of shares of Common Stock issued and outstanding as of such day plus (y) the number of shares of Common Stock issuable upon the exercise of issued and outstanding convertible securities of the Corporation with an exercise price per share of Common Stock less than the Market Price as of such date.

     “Event of Noncompliance” has the meaning given such term in Section 7(a) above.

     “GAAP” means generally accepted accounting principles in the United States consistently applied.

     “Initial Series B Liquidation Value” means $100 per share of Series B Preferred (subject to equitable adjustments to reflect stock splits, stock dividends, stock combinations, recapitalizations and like occurrences).

     “Junior Securities” means any of the Corporation’s equity securities (whether or not currently authorized or outstanding) other than the Series B Preferred.

     “Liquidity Event” means (i) any liquidation, dissolution or winding up of the Corporation or (ii) any Change in Ownership.

     “Liquidity Price” has the meaning given such term in Section 4(a).

     “Market Price” of the Common Stock means as of any day the average of the representative bid and asked prices quoted on the Nasdaq Stock Market as of 4:00 P.M., New York time, or, if the Common Stock is not quoted on the Nasdaq Stock Market, the average of the closing sales prices on the principal securities exchange on which the Common Stock is then listed, in each such case averaged over a period of 20 days consisting of the 20 consecutive trading days prior to such day. If at any time the Common Stock is not listed on any securities exchange or quoted on the Nasdaq Stock Market, the “Market Price” shall be the fair value thereof as determined by the Board in good faith.

     “Optional Redemption Price” as of any date means an amount equal to $125 plus all dividends then accrued and unpaid on a share of Series B Preferred, minus $100 if an Optional Special Dividend shall have been declared prior to such date (each such dollar amount to be subject to equitable adjustments to reflect stock splits, stock dividends, stock combinations, recapitalizations and like occurrences).

     “Optional Special Dividend” has the meaning given such term in Section 2(e).

     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

     “Redemption Date” has the meaning given such term in Section 5(b).

     “Redemption Event” means the first to occur of (i) the date the Corporation first issues audited financial statements indicating that the Corporation had revenues of $250,000,000 during any fiscal year of the Corporation, as determined in accordance with GAAP, and (ii) the first date on which the Corporation’s average Equity Market Capitalization is $500,000,000 or more during any 30-day period.

     “Redemption Price” has the meaning given such term in Section 5(a).

     “Series B Original Issuance Date” means the date of the original issuance of Series B Preferred.

     “Series B Preferred” means the Series B Preferred Stock of the Corporation, $0.01 par value per share.

ARTICLE V

     The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

     A. The business and affairs of the Corporation shall be managed by or under the direction of the board of directors. In addition to the powers and authority expressly conferred upon them by statute or by this Restated Certificate of Incorporation or the by-laws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

     B. The directors of the Corporation need not be elected by written ballot unless the by-laws so provide.

     C. Unless otherwise provided by law, any action which may otherwise be taken at any meeting of the stockholders may be taken without a meeting and without prior notice, if a written consent describing such actions is signed by the holders of outstanding shares having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

     D. Special meetings of stockholders of the Corporation may be called only by a majority of the stockholders of the Corporation or the Chairman of the Board or the President or by the board of directors acting pursuant to a resolution adopted by a majority of the Whole Board. For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

ARTICLE VI

     A. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of the Whole Board. The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be elected annually.

     B. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by law or by resolution of the board of directors, be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

     C. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the by-laws of the Corporation.

ARTICLE VII

     The board of directors is expressly empowered to adopt, amend or repeal by-laws of the Corporation. Any adoption, amendment or repeal of the by-laws of the Corporation by the board of directors shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the by-laws of the Corporation with the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VIII

     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

     Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

     All references in this Article VIII to a director shall also be deemed to refer to any such director acting in his or her capacity as a Continuing Director and pursuant to Article IX hereof.

ARTICLE IX

     The board of directors is expressly authorized to cause the Corporation to issue rights pursuant to Section 157 of the DGCL and, in that connection, to enter into any agreements necessary or convenient for such issuance. Any such agreement may include provisions limiting, in certain circumstances, the ability of the board of directors of the Corporation to redeem the securities issued pursuant thereto or to take other action thereunder or in connection therewith unless there is a specified number or percentage of Continuing Directors then in office. Pursuant to Section 141(a) of the DGCL, the Continuing Directors shall have the power and authority to make all decisions and determinations, and exercise or perform such other acts, that any such agreement provides that such Continuing Directors shall make, exercise or perform. For purposes of this Article IX and any such agreement, the term, “Continuing Directors,” shall mean (1) those directors who were members of the board of directors of the Corporation at the time the Corporation entered into such agreement and any director who subsequently becomes a member of the board of directors, if such director’s nomination for election to the board of directors is recommended or approved by the majority vote of the Continuing Directors then in office or (2) such members of the board of directors designated in, or in the manner provided in, such agreement as Continuing Directors.

ARTICLE X

     The Corporation reserves the right to amend or repeal any provision contained in this Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation.